Exhibit 99.1

May 2, 2001

FOR IMMEDIATE RELEASE


                      MONTEREY BAY BANCORP, INC. ANNOUNCES:

                           FIRST QUARTER 2001 RESULTS;
                   COMPLETION OF COMPUTER SYSTEMS CONVERSION;
        COLLECTION IN FULL IN APRIL ON TWO SIGNIFICANT NON-ACCRUAL LOANS;
                PENDING ARBITRATION OF CLAIMS BY FORMER EXECUTIVE

                                                       Common Stock Symbol: MBBC
                                                          NASDAQ National Market

         Watsonville, CA. May 2, 2001. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today reported net income of $602 thousand, equivalent to $0.18 diluted earnings per share, for the quarter ended March 31, 2001, compared to net income of $799 thousand, or $0.25 diluted earnings per share, for the first quarter of 2000. Net income during the quarter ended December 31, 2000 was $709 thousand, equivalent to $0.22 diluted earnings per share. As discussed below, earnings for the first quarter of 2001 were impacted by $408 thousand in operating costs for the Bank's core systems conversion.

         During March 2001, the Bank completed the conversion of its primary data processing system from an external service bureau to an in-house system built upon client / server and relational database technology. The new system supports a broader range of financial products and services than the prior system while also presenting the potential for enhancing customer service and improving operating efficiency. All of the Bank's loan and deposit accounts were being serviced on the new system by March 31, 2001. The implementation of the enhanced technology environment has been an important component of the Bank's strategic plan of transforming a 75 year old savings & loan into a community focused commercial bank.

         In April 2001, the Bank collected in full on two loans that were on non-accrual status at March 31, 2001. One loan was a commercial real estate construction loan with an outstanding principal balance of $2.85 million. The second loan was a commercial real estate mortgage loan with an outstanding principal balance of $544 thousand. Both loans were located in the Bank's primary market area. In conjunction with both payoffs, the Bank received all principal, interest, fees, and expense reimbursements due.

         The Company has an initial arbitration date established in June, 2001 to address claims by the former President and Chief Operating Officer regarding payments due under his employment contracts. In the third quarter of 2000, the Company established a $250 thousand reserve for the settlement of these claims. At this time, the Company, following consultation with counsel, believes this reserve to be adequate to cover its liabilities in this regard.

         Net interest income increased from $4.5 million during the first quarter of 2000 to $4.8 million during the first quarter of 2001 primarily due to greater average balances of interest earning assets and liabilities. The Company's ratio of net interest income to average total assets during the first quarter of 2001 was 3.83%. This figure represented a decrease from 3.88% during the first quarter of 2000, but an increase from 3.76% during the fourth quarter of 2000.

Monterey Bay Bancorp, Inc.                                                Page 2
Press Release
May 2, 2001


         The Company recorded a $500 thousand provision for loan losses during the first quarter of 2001, up from $250 thousand during the first quarter of 2000 and the same as the provision for the fourth quarter of 2000. The Company's ratio of loan loss reserves to loans outstanding increased from 1.35% at December 31, 2000 to 1.39% at March 31, 2001. No recoveries were realized during the first quarter of 2001, and charge-offs during the period totaled $25 thousand. The Company's management remains concerned about the negative impacts upon the amount of loss inherent in the loan portfolio at March 31, 2001 arising from the following factors:

o the California energy crisis, with effects upon the availability and price of electricity, business costs, consumer spending and disposable income, and the pace of economic activity in the State

o the financial difficulties experienced by many technology related companies in the Silicon Valley area adjacent to the Bank's primary market areas

o the impact of lower technology stock prices on consumer spending, liquidity, and investment, with a particular concern regarding the effects on the demand and pricing for real estate in the Bank's primary market areas

o the increasing number of layoffs announced during the first quarter of 2001 by California companies, including those in more mature industries that have historically been profitable

o        the general reduction in national economic growth

         Non-accrual loans at March 31, 2001 totaled $4.7 million, essentially unchanged from the level at December 31, 2000. The aforementioned two payoffs received in April 2001 totaling $3.4 million will favorably impact this figure for the second quarter of 2001. The Company had no foreclosed real estate at March 31, 2001.

         The special residential loan pool which the Company purchased in 1998 has paid down significantly in recent months. This pool is comprised of loans that present a borrower credit profile and / or a loan to value ratio outside of (less favorable than) the Company's normal underwriting criteria. To mitigate the credit risk for this portfolio, the Company obtained, at purchase, a scheduled principal / scheduled interest loan servicing agreement from the seller. This agreement also contains a guaranty by the seller to absorb any principal losses on the portfolio in exchange for the seller's retention of a portion of the loans' yield through loan servicing fees. While the seller has met all its contractual obligations through April, 2001, the Company has allocated certain reserves to this pool due to concerns regarding the potential losses by the seller in honoring the guaranty, the present delinquency profile of the pool, and the differential between loan principal balances and current appraisals for foreclosed loans and loans in the process of foreclosure. The original balance of the special residential loan pool in 1998 was $40.0 million, which has been paid down to $10.1 million by April 20, 2001.

Monterey Bay Bancorp, Inc.                                                Page 3
Press Release
May 2, 2001


         Non-interest income totaled $643 thousand during the first quarter of 2001, comparing favorably to $501 thousand during the first quarter of 2000. Service charge income rose from $280 thousand during the first quarter of 2000 to $409 thousand during the first three months of 2001 in part because of the new fee and service charge schedule implemented with the new computer system. Sales of mortgage backed and investment securities generated a pre-tax gain of $34 thousand during the first quarter of 2001, versus a pre-tax loss of $79 thousand during the first quarter of 2000. Loan servicing income declined from $37 thousand during the first quarter of 2000 to $2 thousand during the first quarter of 2001 due to the continued reduction in the size of the portfolio of loans serviced for others and greater amortization of originated mortgage servicing rights during the first quarter of 2001 because of faster prepayments. Less favorable capital market conditions contributed to a decline in commissions from sales of non-insured investment products, which fell from $207 thousand during the first quarter of 2000 to $117 thousand during the first quarter of 2001. A new non-insured investment program manager was hired by the Bank in February 2001 with the objective of improving the program's profitability.

         Non-interest expense increased from $3.3 million during the first quarter of 2000 to $3.8 million during the first quarter of 2001 primarily due to $408 thousand in operating costs during the first quarter of 2001 associated with the computer systems conversion. These operating costs included deconversion charges from the service bureau, travel and training costs for Bank employees, printing and postage for additional customer mailings, and consultant fees. The Company anticipates a lower level of similar expenses during the second quarter of 2001, as the new primary system is complemented with other new technologies.

         Total assets increased from $486.2 million at December 31, 2000 to a record $505.6 million at March 31, 2001.

         Investment and mortgage backed securities increased from $50.3 million at December 31, 2000 to $54.6 million at March 31, 2001, as the Company added securities to its balance sheet early in 2001 in anticipation of the lower interest rate environment and a potential increase in future prepayments on mortgage related assets. In addition, $1.0 million of the securities purchased by the Bank during the first quarter of 2001 were Agency mortgage backed securities comprised of loans to low to moderate income borrowers in the Bank's delineated lending area. The Bank conducts such purchases in support of its local communities and as part of its proactive efforts under the Community Reinvestment Act.

         Loans  held for sale  totaled  $877  thousand  at March 31,  2001.  The
Company's pace of mortgage banking activity has accelerated in 2001 in conjunction with the Federal Reserve's interest rate cuts and declines in mortgage rates from their levels of one year ago, generating borrower impetus to refinance. The Company sells most of its long term, fixed rate residential mortgage production into the secondary market on a servicing released basis.

Monterey Bay Bancorp, Inc.                                                Page 4
Press Release
May 2, 2001


         Loans held for investment, net, increased from $391.8 million at December 31, 2000 to $414.4 million at March 31, 2001. The increase resulted from a combination of loan originations and pool purchases of California real estate loans, as the Bank sought to leverage the $2.1 million in capital downstreamed from the Company during the fourth quarter of 2000. Net loans as a percentage of total assets increased from 80.6% at December 31, 2000 to 82.1% at March 31, 2001, in conjunction with the Company's strategy supporting its interest margin, fostering economic activity in its local communities, and effectively utilizing the Bank's capital. The Company slowed its long term loan portfolio diversification away from residential mortgages during the first quarter of 2001 in part due to management's concerns about the future status of the California economy. During the first quarter of 2001, the Bank adopted a more restrictive credit stance for, in particular, construction loans.

         Premises and equipment, net, increased from $7.4 million at December 31, 2000 to $8.0 million at March 31, 2001 primarily due to hardware and software purchases in support of the new core processing system. In future periods, third party data processing expenses are expected to decrease due to a reduction in service bureau charges, while depreciation and amortization expenses are expected to increase in conjunction with the new fixed assets.

         Deposits increased from $407.8 million at December 31, 2000 to $415.5 million at March 31, 2001, with the increase spread among all major product categories. Following the computer systems conversion, the Company experienced an increase in the rate of deposit account closures, with the account closures concentrated in lower balance accounts that are now subject to service charges in conjunction with a new fee and service charge schedule implemented with the computer systems conversion.

         Borrowings increased from $32.6 million at December 31, 2000 to $42.6 million at March 31, 2001, primarily due to $10.0 million in new one year FHLB advances utilized to fund the increase in the loan portfolio.

         Monterey Bay Bank continues to be in the highest regulatory capital classification of "Well Capitalized". The Bank remains well in excess of the institution specific regulatory capital requirements imposed by the Office of Thrift Supervision during the first quarter of 2000 in conjunction with the special residential mortgage pool.

         Consolidated stockholders' equity increased from $43.8 million at December 31, 2000 to $45.8 million at March 31, 2001 due to a combination of net income, continued amortization of deferred stock compensation, Directors receiving their fees in Company stock, and the exercise of vested stock options by former employees. The Company did not conduct any share repurchases during the first quarter of 2001. The Company's tangible book value per share increased from $12.54 at December 31, 2000 to $12.80 at March 31, 2001.

Monterey Bay Bancorp, Inc.                                                page 5
Press Release
May 2, 2001


         In reviewing the most recent quarter, C Edward Holden, Chief Executive Officer & President, commented "During the first quarter of 2001, the Company achieved a number of milestones in its strategic plan of transforming a 75 year old savings & loan into a community based financial services firm. The new core processing system presents the Company with the capacity to offer a broader range of financial products and services with better customer service and improved internal efficiency. The hiring of a seasoned commercial banker to lead Retail Banking, Professional Banking, and our alternative investment program completed the Bank's new management team. In conjunction with the implementation of the new computer system, we introduced an improved product menu to our customers, including an expanded roster of tiered deposit products and bilingual telephone banking. In addition, the revised fee and service charge schedule implemented with the new system allows the customer to select the products and services which best meet their financial needs while aligning the revenue from the various products with the Bank's costs of providing them."

         Mr. Holden continued "The collection in full on two significant non-accrual loans during April, 2001 improved the Company's credit profile and will favorably impact earnings during the second quarter of 2001. However, in light of economic events occurring nationally and especially in California, the Company has, I believe, prudently adjusted its underwriting criteria and increased its allowance for loan losses in both nominal and percentage terms. While our posture may somewhat slow the transition of the loan portfolio toward higher yielding income property, construction, and commercial credits, we believe a certain measure of caution is appropriate at this point in the economic cycle and given the uncertainty facing California businesses and consumers this summer when energy requirements traditionally peak."

         McKenzie Moss, Chairman of the Board of Directors, commented "The Board of Directors strongly appreciates the importance of building stockholder value and producing a competitive return on stockholders' equity. We share the disappointment of many stockholders in the Company's recent levels of return on equity. Many of the initiatives integral to the strategic transformation of the Company, however, require up front operating costs and initial capital investments before associated revenues may be realized. We believe our transformation strategy, effectively executed by the new management team and monitored with quality Board oversight, presents the best current opportunity to enhance long term stockholder value. As evidence of our personal and professional support for the Company, the Directors have voted to continue receiving their retainer fees in Company stock."

         The Company has previously announced that Eugene R. Friend and P. W. Bachan are retiring from the Company's Board of Directors at the 2001 annual meeting of stockholders, following many decades of service to the Company and Bank. The Board of Directors intends to reduce its size to ten members immediately following the two retirements.

         The 2001 annual meeting of stockholders will take place on Thursday, May 24, 2001 at 9:00 AM Pacific Standard Time at the Watsonville Women's Club in Watsonville, California. All stockholders are cordially invited to attend, and are requested to timely return their Proxy cards so that a quorum may be obtained.

Monterey Bay Bancorp, Inc.                                                page 6
Press Release
May 2, 2001


         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California. The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the maximum allowed by law.

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the economic, business, and real estate market conditions in the Company's market areas, competition, regulatory actions, the possibility that the Company will not be successful in achieving its strategic objectives, the performance and contributions of new employees, the successful future utilization and efficacy of new technology, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


                        For further information contact:


C. Edward Holden                                 Mark R. Andino
Chief Executive Officer               or         Chief Financial Officer
(831) 768 - 4840                                 (831) 768 - 4806
ed.holden@montereybaybank.com                    mark.andino@montereybaybank.com


                             General communication:

                            INFO@MONTEREYBAYBANK.COM

                             www.montereybaybank.com

                             Phone: (831) 768 - 4800

                              Fax: (831) 722 - 6794


                         --- financial data follows ---

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


                                                     MONTEREY BAY BANCORP, INC.
                                                  Consolidated Financial Highlights
                                                              Unaudited
                                           (Dollars In Thousands Except Per Share Amounts)

                                                                                                 March 31,             December 31,
Financial Condition Data                                                                              2001                     2000
------------------------                                                                       -----------              -----------
Cash and cash equivalents                                                                      $    15,781              $    25,159
Investment and mortgage backed securities available
  for sale                                                                                          54,643                   50,310

Loans held for sale                                                                                    877                     --

Loans receivable held for investment:
      Residential one to four unit real estate loans                                               170,843                  160,155
      Multifamily five or more units real estate
        loans                                                                                       84,358                   76,727
      Commercial and industrial real estate loans                                                  105,727                  102,322
      Construction loans                                                                            57,857                   59,052
      Land loans                                                                                    14,668                   16,310
      Other loans                                                                                   11,720                    9,379
                                                                                               -----------              -----------

   Sub-total gross loans held for investment                                                       445,173                  423,945

   (Less) / Plus:
      Undisbursed construction loan funds                                                          (24,757)                 (26,580)
      Unamortized purchase premiums, net of purchase
        discounts                                                                                       49                       21
      Deferred loan fees and costs, net                                                               (191)                    (202)
      Allowance for loan losses                                                                     (5,839)                  (5,364)
                                                                                               -----------              -----------

Loans receivable held for investment, net                                                          414,435                  391,820

Investment in capital stock of the Federal Home Loan
  Bank                                                                                               2,932                    2,884
Accrued interest receivable                                                                          3,042                    2,901
Premises and equipment, net                                                                          8,043                    7,375
Core deposit premiums, net                                                                           2,025                    2,195
Real estate acquired via foreclosure, net                                                             --                       --
Other assets                                                                                         3,801                    3,546
                                                                                               -----------              -----------

Total assets                                                                                   $   505,579              $   486,190
                                                                                               ===========              ===========

Non-interest bearing demand deposits                                                           $    17,814              $    17,065
Interest bearing NOW checking accounts                                                              42,180                   41,859
Savings accounts                                                                                    21,173                   16,503
Money market accounts                                                                               88,850                   87,651
Certificates of deposit                                                                            245,495                  244,710
                                                                                               -----------              -----------

Total deposits                                                                                     415,512                  407,788
Borrowings                                                                                          42,608                   32,582
Other liabilities                                                                                    1,677                    1,983
                                                                                               -----------              -----------

Total liabilities                                                                                  459,797                  442,353
                                                                                               -----------              -----------

Stockholders' equity                                                                                45,782                   43,837
                                                                                               -----------              -----------

Total liabilities and stockholders' equity                                                     $   505,579              $   486,190
                                                                                               ===========              ===========



                                                                                                   Three Months Ended March 31,
                                                                                               ------------------------------------
Operating Data                                                                                        2001                     2000
--------------                                                                                 -----------              -----------

Interest income                                                                                $     9,995              $     9,050
Interest expense                                                                                     5,243                    4,557
                                                                                               -----------              -----------

Net interest income before provision for loan losses                                                 4,752                    4,493
Provision for loan losses                                                                              500                      250
                                                                                               -----------              -----------

Net interest income after provision for loan losses                                                  4,252                    4,243
Non-interest income                                                                                    643                      501
Non-interest expense                                                                                 3,842                    3,337
                                                                                               -----------              -----------

Income before income taxes                                                                           1,053                    1,407
Provision for income taxes                                                                             451                      608
                                                                                               -----------              -----------

Net income                                                                                     $       602              $       799
                                                                                               ===========              ===========

Shares applicable to basic earnings per share                                                    3,227,241                3,138,424
Basic earnings per share                                                                       $      0.19              $      0.25
                                                                                               ===========              ===========

Shares applicable to diluted earnings per share                                                  3,274,559                3,150,825
Diluted earnings per share                                                                     $      0.18              $      0.25
                                                                                               ===========              ===========

                             MONTEREY BAY BANCORP, INC.
                           Selected Ratios And Other Data
                                      Unaudited
                               (Dollars In Thousands)


                                                        Three Months Ended March 31,
                                                        ----------------------------
                                                          2001                 2000
                                                          ----                 ----
Profitability Ratios
------------------------------------------
Return on average assets                                 0.49%                0.69%
Return on average equity                                 5.55%                8.10%
Interest rate spread during the period                   3.66%                3.64%
Net interest income / average total assets               3.83%                3.88%
Net interest margin                                      4.04%                4.06%
Efficiency ratio                                        71.22%               66.82%


Other Information
------------------------------------------
Average total assets                                 $ 496,090            $ 462,691
Average interest earning assets                        470,539              442,541


                                                            At                   At
                                                     March 31,         December 31,
                                                          2001                 2000
                                                          ----                 ----
Asset Quality Information
------------------------------------------

Non-accrual loans                                      $ 4,653              $ 4,666
Non-performing loans                                     4,653                4,741
Real estate acquired via foreclosure                        --                   --
Allowance for loan losses                                5,839                5,364

Allowance for loan losses / loans                        1.39%                1.35%
outstanding
Allowance for loan losses / non-accrual                125.49%              114.96%
  loans


Bank Regulatory Capital Ratios
------------------------------------------

Tangible capital ratio                                   7.93%                8.03%
Core capital ratio                                       7.93%                8.03%
Tier one risk based capital ratio                       10.98%               11.03%
Total risk based capital ratio                          12.23%               12.28%


Other Information
------------------------------------------

Full-service customer facilities                             8                    8
Number of ATM's                                             11                   11
Loan to deposit ratio                                   99.95%               96.08%
Tangible book value per share                           $12.80               $12.54
Shares outstanding                                   3,419,764            3,321,210

                                         12